                                                                    Exhibit 2.12


The following exhibit no. 2.12 constitutes a fair and accurate English translation of the original copy of this document.


                               /s/ Michael P. Chitty
                               ----------------------------------------
                               Michael P. Chitty
                               Company Secretary of Willis Corroon Group Limited

                           Dated                   1997
                           ----------------------------

                            WILLIS CORROON GROUP PLC

                                     - and -

                                ACEGIANT LIMITED

                                     - and -

                      WILLIS CORROON GROUP SERVICES LIMITED

                                     - and -

                     WILLIS FABER & DUMAS (AGENCIES) LIMITED

                      ---------------------------------------
                                    AGREEMENT

                          for the sale and purchase of
                       all of the issued shares of Willis
                        Faber & Dumas (Agencies) Limited
                      ---------------------------------------

                              ASHURST MORRIS CRISP
                                 Broadwalk House
                                 5 Appold Street
                                 London EC2A 2HA

                               Tel: 0171-638 1111
                               Fax: 0171-972 7990

                                JNS/IDM/W84000029

                                     DRAFT 6

                                    CONTENTS
CLAUSE                                                                   PAGE

1. INTERPRETATION.......................................................... 4

2. SALE AND PURCHASE....................................................... 9

3. COMPLETION..............................................................10

4. POST COMPLETION ADJUSTMENTS.............................................12

5. WARRANTIES..............................................................14

6. INDEMNITY...............................................................18

7. PROTECTION OF GOODWILL..................................................21

8. CONFIDENTIAL INFORMATION................................................23

9. ACCESS TO RECORDS AND SERVICES ARRANGEMENTS.............................24

10. PENSIONS...............................................................24

11. ANNOUNCEMENTS..........................................................24

12. COSTS..................................................................25

13. EFFECT OF COMPLETION...................................................25

14. FURTHER ASSURANCES.....................................................25

15. ENTIRE AGREEMENT.......................................................26

16. VARIATIONS.............................................................26

17. WAIVER.................................................................27

18. INVALIDITY.............................................................27

19. SET-OFF................................................................27

20. NOTICES................................................................28

21. COUNTERPARTS...........................................................28

22. GOVERNING LAW AND JURISDICTION.........................................29

23. ASSIGNMENT.............................................................29

24. GENERAL PROVISIONS.....................................................29

SCHEDULE 1

Particulars relating to the Company........................................31

SCHEDULE 2

Profit Commission Determination............................................32

SCHEDULE 3

The Warranties.............................................................34

SCHEDULE 4

The Property...............................................................47

SCHEDULE 5

Pensions...................................................................51

SCHEDULE 6

Fixed Assets to be Acquired................................................62

SCHEDULE 7

Balance Sheet..............................................................63

SCHEDULE 8

Services...................................................................64

SCHEDULE 9

Relevant Claims............................................................65

SCHEDULE 10

Article 36.................................................................68

SCHEDULE 11

Software Licenses..........................................................69

THIS AGREEMENT is made on  October 1997

BETWEEN:-

(1) WILLIS CORROON GROUP PLC (No. 621757) whose registered office is at Ten Trinity Square, London, EC3P 3AX (the "Vendor"); and

(2) ACEGIANT LIMITED (No. 3316542) whose registered office is at Lloyd's Building, 1 Lime Street, London EC3M 7DQ (the "Purchaser"); and

(3) WILLIS CORROON GROUP SERVICES LIMITED (No. 1451456) whose registered office is at Ten Trinity Square, London, EC3P 3AX ("WCGS")

(4) WILLIS FABER & DUMAS (AGENCIES) LIMITED (No. 867054) whose registered office is at Ten Trinity Square, London EC3P 3AX, (the "Company").

RECITALS

(A)   Details of the Company are set out in Schedule 1.

(B) The Vendor is the beneficial owner and registered holder of all of the Shares other than one "A" Share of which it is the beneficial owner but which is registered in the name of Willis Faber Limited.

(C) The Vendor has agreed to sell and the Purchaser has agreed to purchase all of the Shares on and subject to the terms of this Agreement.

THE PARTIES AGREE AS FOLLOWS:-

1.    INTERPRETATION

1.1 In this agreement the following words and expressions and abbreviations have the following meanings, unless the context otherwise requires:-

"Accounts Date" means 31 December 1996;

"Accounts" means the audited financial statements of the Company, comprising the balance sheet, profit and loss account and cash flow statement of the Company together with the notes thereon, directors' report and auditors' certificate as at and for the period ended on the Accounts Date;

"associated company" has the meaning given to it in sections 416 et seq. TA;

"Business Day" means a day (excluding Saturdays) on which banks generally are open in London for the transaction of normal banking business;

"Claim" means a claim for breach of any of the Warranties and/or a claim under the Tax Deed and/or a claim under the indemnity in clause 6;

"Completion" means the completion of the sale and purchase of the Shares in accordance with clause 3;

"Completion Date" means the date hereof;

"Confidential Information" means all information relating to a company's business, or financial or other affairs (including future plans and targets of a company) which is not in the public domain;

"Disclosure Letter" means a letter of today's date together with the attachments thereto addressed by the Vendor to the Purchaser disclosing exceptions to the Warranties;

"distribution" means a distribution as defined by sections 209 to 211 (inclusive) of the TA and section 418 of the TA;

"Encumbrance" means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, trust, right of pre-emption, assignment by way of security, reservation of title or any other security interest of any kind however created or arising;

"Heath Agreement" means the business acquisition agreement dated 14 November 1994 between the Company and Christopherson Heath Members Agency Limited;

"Intellectual Property" means any and all patents, trade marks, rights in designs, get-up, trade, business or domain names, copyrights, and topography rights, (whether registered or not and any applications to register or rights to apply for registration of any of the foregoing), rights in inventions, know-how, trade secrets and all other intellectual property rights of a similar or corresponding character which may now or in the future subsist in any part of the world;

"ITA" means the Inheritance Tax Act 1984;

"Janson Green Agreement" means the business acquisition agreement dated 25 February 1994 between the Company and Janson Green Limited;

"Lloyds" means the Society of Lloyd's incorporated by Lloyd's Act 1871

"Pre-Sale Dividend" means the dividend of (pound)2,692,055 declared and paid by the

Company on 17th October 1997;

"1994 and Prior Year's Profit Commission" means the total amount of profit commission received by the Company after 30th June 1997 until 31 December 2002 in respect of the 1994 and any prior underwriting year of account less:

      (a) any amount of that profit commission contractually due and payable pursuant to the Janson Green Agreement and/or the Heath Agreement; and

      (b) an amount equal to such percentage thereof (following the deduction referred to in (a) above) as is arrived at by applying the effective rate of corporation tax applicable to the relevant financial year of the Company in respect of which corporation tax is payable in respect of such profit commission (and for payments made during a financial year if the amount deducted is different from the effective rate applicable to that year an appropriate adjustment will be made);

"1995 Profit Commission" means the total amount of profit commission received by the Company until 31 December 2003 in respect of the 1995 underwriting year of account less:

      (a) any amount of that profit commission contractually due and payable pursuant to the Janson Green Agreement and/or the Heath Agreement; and

      (b) an amount equal to such percentage thereof (following the deduction referred to in (a) above) as is arrived at by applying the effective rate of corporation tax applicable to the relevant financial year of the Company in respect of which corporation tax is payable in respect of such profit commission (and for payments made during a financial year if the amount deducted is different from the effective rate applicable to that year an appropriate adjustment will be made);

"1996 Profit Commission" means the total amount of profit commission received by the Company until 31 December 2004 in respect of the 1996 underwriting year of account less:

      (a) any amount of that profit commission contractually due and payable pursuant to the Janson Green Agreement and/or the Heath Agreement ; and

      (b) an amount equal to such percentage thereof (following the deduction referred to in (a) above) as is arrived at by applying the effective rate of corporation tax applicable to the relevant financial year of the Company in respect of which corporation tax is payable in respect of such profit commission (and for payments made during a financial year if the amount deducted is different from the effective rate applicable to that year an appropriate adjustment will be made);

"1997 Profit Commission" means the amount of profit commission received by the Company until 31 December 2005 in respect of the 1997 underwriting year of account less:

      (a) any amount of that profit commission contractually due and payable pursuant to the Janson Green Agreement and/or the Heath Agreement ; and

      (b) an amount equal to such percentage thereof (following the deduction referred to in (a) above) as is arrived at by applying the effective rate of corporation tax applicable to the relevant financial year of the Company in respect of which corporation tax is payable in respect of such profit commission (and for payments made during a financial year if the amount deducted is different from the effective rate applicable to that year an appropriate adjustment will be made);

"Property" means the property described in schedule 4 or any part thereof;

"Purchaser's Group" means the Purchaser and its subsidiary undertakings (including the Company), all of them and each of them as the context admits;

"Purchaser's Solicitors" means Ashurst Morris Crisp of Broadwalk House, 5 Appold Street, London EC2A 2HA;

"Related Person" means in relation to any party its holding companies and the subsidiary undertakings from time to time of it and such holding companies, all of them and each of them as the context admits;

"Shares" means all of the issued shares in the capital of the Company;

"TA" means the Income and Corporation Taxes Act 1988;

"Tax" or "tax" has the meaning described thereto in the Tax Deed.

"Taxation Authority" has the meaning described thereto in the Tax Deed.

"Tax Deed" means a deed of tax covenant in the agreed terms;

"Taxation Statutes" has the meaning described thereto in the Tax Deed.

"TCGA" means the Taxation of Chargeable Gains Act 1992;

"TMA" means the Taxes Management Act 1970;

"VATA" means the Value Added Tax Act 1994 and "VAT legislation" means VATA and all regulations and orders made thereunder;

"Vendor's Group" means the Vendor and its subsidiary undertakings (excluding the Company), all of them and each of them as the context admits;

"Vendor's Solicitors" means Lovell White Durrant of 65 Holborn Viaduct, London EC1A 2DY;

"Warranties" means the warranties set out in schedule 3.

1.2   In this agreement unless otherwise specified, reference to:-

      (a)   a "subsidiary undertaking" is to be construed in accordance with section 258 of the Companies Act 1985 and a "subsidiary" or "holding company" is to be construed in accordance with section 736 of that Act;

      (b) a document in the "agreed terms" is a reference to that document in the form approved and for the purposes of identification signed by or on behalf of each party;

      (c)   "FA" followed by a stated year means the Finance Act of that year;

      (d)   "includes" and "including" shall mean including without limitation;

      (e) a "party" means a party to this agreement and includes its permitted assignees (if any) and/or the successors in title to substantially the whole of its undertaking;

      (f) a "person" includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

      (g) a "statute" or "statutory instrument" or "accounting standard" or any of their provisions is to be construed as a reference to that statute or statutory instrument or accounting standard or such provision as the same may have been amended or re-enacted before the date of this agreement;

      (h) "clauses", "paragraphs" or "schedules" are to clauses and paragraphs of and schedules to this agreement;

      (i) "writing" includes any methods of representing words in a legible form other than writing on an electronic or visual display screen or in other non-transitory form;

      (j) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders.

1.3 The schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the schedules.

1.4 The index to and the headings and the descriptive notes in brackets relating to provisions of taxation statutes in this agreement are for information only and are to be ignored in construing the same.

1.5 Any question of whether a person is connected with another shall be determined in accordance with section 839 of the TA (except that in construing section 839 "control" has the meaning given by section 840 or section 416 of the TA so that there is control whenever section 840 or 416 requires) which shall apply in relation to this agreement as it applies in relation to the TA.

2.    SALE AND PURCHASE

2.1 Upon the terms and subject to the conditions of this agreement, the Vendor as legal owner and with full title guarantee shall sell and the Purchaser shall purchase the Shares with effect from Completion free from any Encumbrance together with all accrued benefits and rights attached thereto and all dividends declared after the Accounts Date in respect of the Shares (other than the Pre-Sale Dividend).

2.2 The Vendor waives or agrees to procure the waiver of any rights or restrictions conferred upon it or any other person which may exist in relation to the transfer of the Shares under the articles of association of the Company or otherwise.

2.3 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the Vendor completes the sale of all of the Shares simultaneously, but completion of the purchase of some Shares shall not affect the rights of the Purchaser with respect to its rights to the other Shares.

2.4 The consideration for the sale and purchase of the Shares shall be as set out in Part 1 of Schedule 2 which shall be payable in accordance with the provisions of Part 2 of Schedule 2.

2.5 At Completion WCGS as legal owner and with full title guarantee shall sell and the Company shall purchase:

            (i)   all of the assets listed in Schedule 6; and

            (ii) all other assets currently used by the Company in the conduct of its business and which are located at the Property (irrespective of whether they are specifically referred to in Schedule 6)

      (the "Assets")

      with effect from Completion, free from any Encumbrance together with all accrued benefits and rights attached thereto, for a consideration of (pound)245,276.68 payable upon Completion.

2.6 The provisions of Schedule 4 Part II shall apply in relation to the Property.

3.    COMPLETION

3.1 Completion shall take place at the offices of the Purchaser's Solicitors on the Completion Date.

3.2 On Completion the Vendor shall deliver to or, if the Purchaser shall so agree, make available to the Purchaser:-

      (a) stock transfer forms relating to all the Shares duly executed in favour of the Purchaser (or as it may direct);

      (b)   share certificates relating to the Shares;

      (c) the consent of Lloyds to any transfer of Shares within the Vendor's Group prior to Completion;

      (d) the written resignations of the auditors of the Company containing an acknowledgement that they have no claim against the Company for compensation for loss of office, professional fees or otherwise and a statement under section 394(1) of the Companies Act 1985;

      (e) the common seals, certificates of incorporation and statutory books, share certificate books and cheque books of the Company;

      (f)   the Tax Deed duly executed by the Vendor;

      (g) to the extent not in the possession of the Company, all books of account and other records relating exclusively to the Company (other than those referred to in clause 6) and copies of all insurance policies in which the Company has an interest after Completion;

      (h) a Deed of Termination in the agreed terms between Willis Faber Limited and the Company terminating the subordinated loan agreement between them dated 12 June 1996 executed by Willis Faber Limited;

      (i) a signed written resolution of all of the members of the Company changing the name of the company from "Willis Faber & Dumas (Agencies) Limited" to WFDA Underwriting Limited.

3.3   The Vendor shall procure that on or before Completion:-

      (a) there is repaid all sums (if any) owing to the Company by any member of the Vendor's Group or by the directors of the Company or any of their connected persons up to 30th September 1997 (whether or not such sums are due for repayment);

      (b) there is repaid all sums (if any) owed by the Company to any member of the Vendor's Group or to the directors of the Company or any of their connected persons up to 30th September 1997 (whether or not such sums are due for repayment)

      and following Completion there shall be an adjustment made for amounts owing up to Completion.

3.4 Upon compliance by the Vendor with the provisions of clauses 3.2 and 3.3 the Purchaser shall:-

      (a)   pay to the Vendor the sum of (pound)1 in cash;

      (b) deliver to the Vendor the written consent of Lloyd's to the transfer of the Shares to the Purchaser; and

      (c) deliver to the Vendor a counterpart of the Tax Deed duly executed by the Purchaser.

3.5 On Completion the Vendor shall cause a board meeting of the Company to be held at which the transfers of the Shares shall be approved for registration (subject only to the transfers being stamped at the cost of the Purchaser) the deed of termination referred to in clause 3.2(i) shall be approved and signed on behalf of the Company and the resignation of the existing auditors of the Company shall be accepted and the appointment of Binder Hamlyn in their place shall be approved.

4.    POST COMPLETION ADJUSTMENTS

4.1   In the event that on or before 20th October 1998 either:-

      (a) the shareholders of the Purchaser have sold or agreed to sell some or all of the shares in the Purchaser or the Purchaser has sold or agreed to sell some or all of the shares in the Company to a party other than to:-

            (i) a person who is a director of the Purchaser or the Company both at Completion and at the date of sale; or

            (ii) a company wholly owned and controlled by any such director or directors; or

            (iii) a wholly owned subsidiary company of the Purchaser or of any holding company of the Purchaser which is wholly owned by those who are the shareholders of the Purchaser at Completion;

            (and excluding any Permitted Transfer as referred to in Article 36 of the Company's proposed Articles of Association as set out in
            Schedule 10 or (with the prior written agreement of the Vendor) any other transfer effected by any shareholder of the Purchaser for personal tax planning purposes); or

      (b) the Company has sold or agreed to sell all or a material part of its business and/or assets to a party other than to:-

            (i) a person who is a director of the Purchaser or the Company both at Completion and at the date of sale; or

            (ii) a company wholly owned and controlled by any such director or directors; or

            (iii) the Purchaser or a wholly owned subsidiary company of the
                  Purchaser or of any holding company of the Purchaser which is wholly owned by those who are the shareholders of the Purchaser at Completion;

      (in each case a "Disposal") then the Purchaser shall pay to the Vendor an amount equal to the difference between the proceeds of the Disposal and (pound)1, such payment to the Vendor to be made net of any taxation on the proceeds of the Disposal in the hands of the recipient and subject, in the case of (b) above to the Company being in a position to lawfully distribute the proceeds of any such Disposal to the Purchaser PROVIDED THAT if such distribution has not occurred on or before the four month anniversary of the date of completion of the Disposal, such proceeds must be paid to the Vendor by the Purchaser in any event not more than 15 business days after the expiry of such four month period.

4.2 For the purposes of clause 4.1 the proceeds of the Disposal shall include the consideration paid and payable and any extractions or receipts following Completion and prior to the Disposal from the Purchaser or the Company for the benefit of the shareholders of the Purchaser where such extractions or receipts are effected as follows:

      (a) any dividend paid prior to the Disposal (other than ordinary dividends from current year profits, dividends paid to enable the Purchaser to fulfil its obligations pursuant to this agreement or to enable it to meet any costs incurred as a result of entering into this Agreement, or dividends paid to fund obligations of the Purchaser incurred in the course of trading); and/or

      (b) any increases in salary or bonuses or other forms of remuneration paid to the directors of the Purchaser or the Company in excess of 10% of their current annualised salary, bonuses or other forms of remuneration up to Completion; and/or

      (c) any other action (other than in the normal course of trading) which has the effect of reducing the net assets of the Company and/or the Purchaser as at the date of Disposal.

4.3 If there is any dispute between the Vendor and the Purchaser as to the amount of the proceeds on the Disposal and/or the amount payable to the Vendor under clause 4.1 then in default of agreement within 28 days from the date of the Disposal the matter shall be referred to an independent accountant or firm of accountants agreed between the parties, or in default of agreement nominated on the application of either the Vendor or the Purchaser by the President for the time being of the Institute of Chartered Accountants in England and Wales who shall act as an expert and not as an arbitrator. The decision of such expert shall in the absence of fraud or manifest error be final and binding on the Vendor and the Purchaser. The Vendor and the Purchaser shall each pay one half of such expert's costs in respect of a reference.

4.4 For the avoidance of doubt, the Vendor and the Purchaser agree that the provisions set out in clauses 4.1 to 4.3 inclusive have the intention of ensuring that should all or some of the shares in the Company or all or a material part of its business and/or assets be sold to a third party, the Vendor will be reimbursed such that its economic position is not less favourable than it would have been had it entered into an agreement directly with such third party on the same terms as the Disposal.

5.    WARRANTIES

5.1   The Vendor warrants to the Purchaser in the terms of the Warranties.

5.2 Any information supplied by or on behalf of the Company to or on behalf of the Vendor in connection with the Warranties, the Disclosure Letter or otherwise in relation to the business and affairs of the Company shall not constitute a representation or warranty or guarantee as to the accuracy thereof by the Company and the Vendor undertakes to the Purchaser (on behalf of itself and as trustee of the Company and their respective directors, employees, agents and advisers) that it will not bring any and all claims which it might otherwise have against the Company or any of its directors, employees, agents or advisers in respect of any such information in the absence of fraud, or wilful or dishonest concealment.

5.3 Each of the Warranties shall be construed as a separate warranty, and (unless expressly provided to the contrary) shall not be limited by the terms of any of the other Warranties or by any other term of this agreement.

5.4 The Vendor shall be under no liability in respect of any claim for breach of the Warranties (a "Warranty Claim") if and to the extent that the matter or circumstances giving rise thereto are fairly disclosed in the Disclosure Letter or such matters or circumstances giving rise thereto are otherwise actually known to the current executive directors of the Company on or prior to the date hereof and such executive directors knew that such matter or circumstances would give rise to a claim under the Warranties. Subject to the foregoing no letter, document or other communication shall constitute a disclosure for the purposes of the Warranties except and to the extent that the same is referred to in and a copy attached to the Disclosure Letter.

5.5 The Vendor shall give to the Purchaser all such information and documentation relating to the Company as the Purchaser shall reasonably require to enable it to satisfy itself as to whether there has been any breach of the Warranties.

5.6   (a)   The Vendor shall not be liable in respect of any Warranty Claim
            (other than in respect of the Warranties in Section 16 of Schedule
            3) unless the Purchaser has served on the Vendor a written notice by no later than 5.00 pm on the second anniversary of the Completion
            Date giving reasonable details of such Warranty Claim and has issued and served proceedings in respect thereof by the later of six months from the date of such written notice (or if later the date that any contingent liability in respect of which the notice was served has become an actual liability) and the second anniversary of the Completion Date.

      (b) The Vendor shall not be liable in respect of any Warranty Claim in respect of the Warranties in Section 16 of Schedule 3 unless the Purchaser has served on the Vendor a written notice by no later than
            5.00 pm on the seventh anniversary of the Completion Date giving reasonable details of such Warranty Claim and has issued and served proceedings in respect thereof by the later of six months from the date of such written notice (or if later the date that any contingent liability in respect of which the notice was served has become an actual liability) and the seventh anniversary of the Completion Date.

5.7 No claim shall be made in respect of any Warranty Claim unless and until the liability in respect of that Warranty Claim when aggregated with the liability of the Vendor in respect of all other Warranty Claims exceeds (pound)50,000 whereupon the full amount of any such Warranty Claim and not merely the excess above (pound)50,000 shall be recoverable.

5.8 The total amount of the liability of the Vendor in respect of all Claims (other than any claim or claims pursuant to Clause 12 of the Tax Deed, which claim or claims shall not be limited and which claim or claims shall not be counted towards the limits in this clause) shall be limited to and shall in no event exceed the greater of:

      (a)   (pound)2 million; and

      (b) the aggregate of the total amount of the consideration received by the Vendor pursuant to clause 2.4 above (or which would have been received but for any right of set off pursuant to clause 19) and any payments received by the Vendor pursuant to clause 6.2(b) below (excluding any amount which the Company is entitled to retain pursuant to Clause 6.2(b) below in respect of the Relevant Claim referred to in paragraph c(2) of Schedule 9).

      PROVIDED THAT if and to the extent that the aggregate amount of any Claim or Claims is more than (pound)2 million and exceeds from time to time the amounts which have by then been received by the Vendor as referred to in paragraph (b) above, the Vendor shall only become liable to meet such Claim or Claims if and to the extent that it receives any further sums as referred to in paragraph (b) above (or would have received such sums but for any right of set off pursuant to Clause 19) which are sufficient to meet any such Claim or Claims but shall not otherwise be liable to make payment in respect thereof.

5.9 The Vendor shall not be liable in respect of any Warranty Claim if and to the extent that such Warranty Claim arises or is increased due to a voluntary act transaction or omission carried out after Completion by the Purchaser or the Company otherwise than in the ordinary course of trading of the Purchaser or the Company (as the case may be) and which the Purchaser or the Company (as the case may be) knew or ought reasonably to have known would give rise to or increase such a Warranty Claim.

5.10 The Vendor shall not be liable in respect of any Warranty Claim if and to the extent that any such claim arises or is increased as a result of any change in legislation occurring after Completion.

5.11 The Vendor shall not be liable in respect of any Warranty Claim if and to the extent that any such claim arises as a result of:

      (a)   any increase in rates of tax; or

      (b) any change in the published practice of the Inland Revenue, HM Customs and Excise or any other relevant taxation or excise authorities;

      (c) any change of accounting policy or practice of the Purchaser or the Company (without prejudice to the provisions of paragraph 3 of Schedule 3)

in each case occurring after Completion.

5.12 If the Vendor pays to the Purchaser or the Company an amount in respect of any Warranty Claim (a "Damages Payment") and the Purchaser or the Company (as the case may be) subsequently recovers from a third party (including any insurer) a sum which is received in respect of the matter giving rise to the Warranty Claim in respect of which the Damages Payment was made, the Purchaser shall or shall procure that the Company (as the case may be) shall within five days following receipt of such sum repay to the Vendor an amount equal to the lesser of the amount of such sum (net of the Purchaser's or the Company's reasonable costs relating to such recovery and any taxation which the Purchaser or the Company incurs in respect of such recovery) and the Damages Payment.

5.13 The benefit of the Warranties the Tax Deed and the indemnity in Clause 6 shall not be capable of assignment by the Purchaser other than to another member of the Purchaser's Group to whom the Shares are transferred and shall be actionable only by the Purchaser or such other member of the Purchaser's Group and no other party PROVIDED THAT such assignment shall be on the following terms:-

      (a) the Purchaser shall procure that such member of the Purchaser's Group agrees with the Vendor to be bound by all of the obligations of the Purchaser under this Agreement; and

      (b) such member of the Purchaser's Group shall cease to be entitled to enforce the Warranties, the Tax Deed and the indemnity in Clause 6 so assigned to it upon such member of the Purchaser's Group ceasing to be a member of the Purchaser's Group provided that such member of the Purchaser's Group shall be entitled to assign the benefit of the Warranties, the Tax Deed and the indemnity in Clause 6 to another member of the Purchaser's Group prior to its so ceasing.

5.14 Nothing contained in this clause 5 shall limit the Purchaser's or the Company's obligations to mitigate any loss or damage arising out of any circumstances giving rise to a Warranty Claim.

5.15 The Vendor shall not be liable in respect of any Warranty Claim to the extent that the matter giving rise to such claim was provided for in the unaudited balance sheet of the Company for the six months ended 30 June 1997 as set out in Schedule 7.

5.16 The Vendor shall not be liable in respect of any Warranty Claim if and to the extent that it relates to any loss in respect of which the Purchaser or the Company is entitled to recover and subsequently does recover under an insurance policy.

5.17 Where a matter which gives rise to a Warranty Claim involves a payment to be made by the Purchaser or the Company, the Vendor shall not be required to make any payment in respect of such amount to be paid by the Purchaser or the Company unless and until the Purchaser or the Company has itself made payment in respect thereof.

5.18 Any amount paid by the Vendor in respect of any Warranty Claim shall be deemed to reduce the amount of the purchase price paid by the Purchaser for the Shares.

5.19 If any Warranty Claim is made by the Purchaser, then for the purpose of determining the amount for which the Vendor is liable in respect of that claim, there shall be taken into account and credit given for the amount by which the Purchaser or the Company's tax liability has been reduced at the date of such claim by reason of any saving of tax having been obtained by the Purchaser and/or the Company by reason of any of the matters giving rise to such claim.

5.20 The Purchaser agrees that it will give written notice to the Vendor as soon as reasonably practicable of any claim by a third party against the Purchaser and/or the Company and any claim by the Purchaser and/or the Company against a third party in either case in respect of a matter which has or could reasonably be expected to give rise to a Warranty Claim. In respect of any such claim:-

      (a) the Purchaser and the Company shall consult with the Vendor in relation to the claim and keep the Vendor informed of all material developments relating to the same and shall preserve and deliver to the Vendor any relevant documents, information, communications and notices which come into their possession in relation to the same;

      (b) the Purchaser and the Company shall take such action to pursue, litigate, defend, avoid, dispute, resist, appeal, compromise or contest the liability as may be reasonably requested by the Vendor who shall be entitled to have the conduct of any action, appeal, dispute, compromise or defence of the dispute and of any incidental negotiations but at its expense;

      (c) the Purchaser shall (and procure that the Company shall) make available to the Vendor such persons, documents and such information as the Vendor may reasonably require (to the extent it is within the Purchaser's power to do so and subject to the Vendor making every effort not to disrupt the Company's ongoing business) for pursuing, avoiding, disputing, resisting, appealing, compromising or contesting any such liability; and

      (d) the Vendor will indemnify the Purchaser and/or the Company (as the case may be) on an after-Tax basis and keep them indemnified against all and any actions, proceedings, claims, demands, liabilities, losses, damages, cost and expenses (in each case of any nature whatsoever) which may be incurred by the Purchaser and/or the Company by virtue of their compliance with paragraphs (b) and (c) above.

6.    INDEMNITY

6.1 In this clause 6 the expression "Relevant Claim" means each and any of the claims listed in Schedule 9.

6.2   In relation to a Relevant Claim the parties agree as follows:-

      (a) the Vendor undertakes to pay to the Purchaser such sums as would if paid to the Company indemnify the Company against all costs, claims, damages, expenses, liabilities and losses incurred or suffered by the Company arising out of or in connection with any such Relevant Claim and any action taken by the Company or the Purchaser in connection with any such Relevant Claim pursuant to this clause 6.2);

      (b) the Purchaser and the Company confirm that the Vendor shall be entitled to retain the benefit of any such Relevant Claim and that subject to the Vendor complying with Clause 6.2(a) any award, judgment, settlement or payment in favour of the Company in respect of any such Relevant Claim shall be due and payable to the Vendor and the Purchaser and the Company undertake that if the Purchaser or the Company receives from or on behalf of a third party any amounts due to the Vendor pursuant to this clause then such amount shall be paid by the Purchaser to the Vendor (less any Tax payable by the Company or the Purchaser in respect of such amount and less any reasonable external costs and expenses incurred by the Purchaser or the Company in recovering such amount) and provided that in the case of the Relevant Claim referred to in paragraph (c) 2 of Schedule 9 the amount recovered (less Tax, costs and other external expenses as aforesaid) shall belong as to 75% to the Vendor and as to 25% to the Company;

      (c) the Vendor will continue to have conduct of each Relevant Claim (but shall at all times consult with the Purchaser as to its conduct thereof) and Purchaser and the Company shall co-operate with the Vendor in respect thereof and inform the Vendor of any matters which arise in relation thereto which come to its attention;

      (d) the Purchaser and the Company shall at the Vendor's option and expense:-

            (i) assign to the Vendor (insofar as legally possible) without the giving of any further consideration any Relevant Claim or rights of action in respect thereof; and/or

            (ii) take such steps as the Vendor may reasonably require to litigate, defend, resist, compromise or pursue any Relevant Claim whether such steps are taken by the Company and/or the Purchaser, or by the Vendor in the name of the Company;

      (e) the Vendor shall be entitled to retain all relevant documents, information, files and records in relation to a Relevant Claim which are in the Vendor's possession on the date hereof until the settlement of the Relevant Claim (whether by way of agreement or as determined by the courts) whereupon they shall be returned to the Purchaser and/or the Company provided that prior to any such return the Vendor shall allow the Purchaser, the Company and their professional advisers to inspect and take copies of such documentation, information, files and records;

      (f) the Purchaser and the Company shall preserve and deliver to the Vendor any relevant documents, information, communications and notices which come into its possession after the date hereof in respect of a Relevant Claim which the Vendor shall be entitled to retain until the settlement of the Relevant Claim (whether by way of agreement or as determined by the courts) whereupon they shall be returned to the Purchaser and/or the Company and shall allow the Vendor and its professional advisers access to inspect and take copies of any other documents and information which cannot be delivered to the Vendor;

      (g)   the Purchaser and the Company shall:

            (i) require the personnel of the Company and/or the Purchaser to provide such statements or proofs of evidence as the Vendor may reasonably require and to attend to any trial or hearing to give evidence and provide such assistance as the Vendor may reasonably require with respect to any Relevant Claim;

            (ii) not settle or compromise any Relevant Claim without the prior written consent of the Vendor; and

            (iii) upon the Vendor's request, obtain the execution of all such consents, authorisations, settlements and agreements necessary or desirable for the continuation or conclusion of any Relevant Claim (including, without limitation, agreements to submit any Relevant Claim to arbitration or alternative dispute resolution).

      (h) The Vendor shall not be liable in respect of any Claim under the indemnity in Clause 6.2(a) above unless the Purchaser has served on the Vendor a written notice by no later than 5.00pm on the seventh anniversary of the Completion Date giving reasonable details of such Claim and has issued and served proceedings in respect thereof by the later of six months from the date of such written notice (or if later the date that any contingent liability in respect of which the notice was served has become an actual liability) and the seventh anniversary of the Completion Date.

6.3 All payments by the Vendor under the indemnities in this clause 6 shall be made gross, free of any right of counterclaim or set off and without deduction or withholding of any kind, other than any deduction or withholding required by law. Any such payments shall be deemed a reduction in the purchase price for the Shares.

6.4 If the Vendor makes a deduction or withholding required by law from any payment pursuant to the indemnities in this clause 6 the sum due from the Vendor shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the Purchaser receives a sum equal to the sum it would have received had no deduction or withholding been made.

6.5 If a payment under the indemnities in this clause 6 will be or has been subject to tax, the Vendor shall pay the Purchaser on demand the amount (after taking into account any tax payable in respect of the amount and treating for these purposes as payable any tax that would be payable but for a relief, clearance, deduction or credit) that will ensure that the Purchaser receives and retains a net sum equal to the sum it would have received had the payment not been subject to tax.

6.6 The Purchaser shall only be entitled to recover once for the same loss, damage, liability, claim, expense or cost in respect of a claim under this clause 6, a claim under the Tax Deed and a Warranty Claim for claims relating to the same subject matter.

7.    PROTECTION OF GOODWILL

7.1 The Vendor hereby undertakes to procure that (except as otherwise agreed in writing with the Purchaser) no member of the Vendor's Group will either solely or jointly with any other person (either on its own account or as the agent of any other person):-

      (a) for a period of 3 years from Completion carry on or be engaged or concerned or (except as the holder of shares in a listed company which confer not more than five per cent. of the votes which can generally be cast at a general meeting of the company) interested directly or indirectly in a business which acts as or provides the services of or carries on the business of a Lloyd's member's agents or Lloyd's adviser as defined in the Lloyd's Acts and Bye-laws but excepting any activities currently carried on by any member of the Vendor's group (other than the Company) which such member shall be entitled to continue to carry on whether as a Lloyd's adviser (if required by any regulatory authority to register as such) or otherwise (a "Competing Business");

      (b) for a period of 3 years from Completion solicit or accept (on its own account or as the agent of any other person) the custom of any person in respect of services comprised in a Competing Business where such services were supplied by the Company during the period of 6 months immediately prior to Completion, such person having been a customer or client of the Company in respect thereof during such period;

      (c) for a period of 3 years from Completion induce, solicit or endeavour to entice any person who during the period of 6 months prior to Completion was an employee of the Company likely (in the reasonable opinion of the Purchaser) to be:-

            (i) in possession of Confidential Information relating to the Company; or

            (ii) liable to influence the customer and client relationships or connections of the Company to leave the service or employment of the Company.

7.2 The restrictions in clause 7.1(a) shall not apply (if it otherwise could be so construed) to the business activities of any company carrying on a Competing Business which is either:-

      (a) acquired by the Vendor or the Vendor's Group after the Completion Date where such company was carrying on such business prior to its acquisition by the Vendor or the Vendor's Group; or

      (b) is part of a group of companies which merges with or acquires the Vendor and the Vendor's Group where such company was carrying on such business prior to its merger with or acquisition of the Vendor and the Vendor's Group;

      and in the case of sub-clause (a) above where the Competing Business is not the principal trading activity of the company or business referred to in sub-clause (a) above PROVIDED THAT if the events contemplated by sub-clauses (a) or (b) above do occur, the Vendor undertakes to the Purchaser that it shall not (and shall procure that each member of the Vendor's Group and each member of such merging or acquiring company's group shall not) solicit or accept the custom of any person covered by the restrictions contained in clause 7.1(b) for the period specified in that clause.

7.3 The Vendor agrees that the undertakings contained in this clause 7 are reasonable and are entered into for the purpose of protecting the goodwill of the business of the Company and that accordingly the benefit of the undertakings may be assigned by the Purchaser and its successors in title without the consent of the Vendor.

7.4 Each undertaking contained in this clause 7 is and shall be construed as separate and severable and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade or unenforceable in whole or in part for any reason the remaining undertakings or parts thereof, as appropriate, shall continue to bind the Vendor.

7.5 If any undertaking contained in this clause 7 shall be held to be void but would be valid if deleted in part or reduced in application, such undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable. Without prejudice to the generality of the foregoing, such period (as the same may previously have been reduced by virtue of this clause 7.4) shall take effect as if reduced by six months until the resulting period shall be valid and enforceable.

7.6 No provision of this agreement, by virtue of which this agreement is subject to registration (if such be the case) under the Restrictive Trade Practices Act 1976

      (unless this agreement is a non-notifiable agreement pursuant to section 27A of that Act), shall take effect until the day after particulars of this agreement have been furnished to the Director-General of Fair Trading pursuant to section 24 of that Act. For this purpose the expression "this agreement" includes any agreement or arrangement of which this agreement forms part and which is registrable or by virtue of which this agreement is registrable.

7.7 The Company undertakes within six months of the date of Completion to cease using the business name "WFDA" and the corporate name WFDA Underwriting Limited and from Completion to cease using any other name or mark currently used by or connected with the Vendor or the Vendor's Group.

8.    CONFIDENTIAL INFORMATION

8.1   The Vendor shall:-

      (a) not and shall procure that no other member of the Vendor's Group or any director, officer or employee or adviser of the Vendor's Group shall after Completion use or disclose to any person Confidential Information in relation to any company in the Purchaser's Group; and

      (b) use all reasonable endeavours to prevent the use or disclosure after Completion of the Confidential Information referred to in paragraph
            (a) above by any person other than by members of the Purchaser's Group.

8.2   The Purchaser shall:-

      (a) not and shall procure that no other member of the Purchaser's Group or any director, officer or employee or adviser of the Purchaser's Group shall at any time use or disclose any Confidential Information in relation to any company in the Vendor's Group; and

      (b) use all reasonable endeavours to prevent the use or disclosure of the Confidential Information referred to in paragraph (a) above by any person other than by members of the Vendor's Group.

8.3   clauses 8.1 and 8.2 do not apply to:-

      (a) disclosure of Confidential Information to or at the written request of the Purchaser or the Vendor (as the case may be);

      (b) use or disclosure of Confidential Information required to be disclosed by law or the London Stock Exchange;

      (c) disclosure of Confidential Information to professional advisers for the purpose of advising the parties; or

      (d) Confidential Information which becomes part of the public domain other than by a party's breach of clauses 8.1 or 8.2.

9.    ACCESS TO RECORDS AND SERVICES ARRANGEMENTS

9.1 The Vendor undertakes to the Purchaser to preserve for not less than seven years from Completion those of the books of account or other records in any way relating to or concerning the business of the Company which are not delivered to the Purchaser at Completion pursuant to the provisions of clause 3.2(g) and to provide the Purchaser and the Company with reasonable access thereto during normal working hours.

9.2 The Purchaser and the Company hereby undertake that they will afford to the Vendor and its representatives upon reasonable notice and during normal working hours reasonable access to such of the books and records of the Company as are necessary to enable the Vendor to perform its obligations hereunder.

9.3 The Vendor undertakes to the Purchaser that it will continue to provide (or shall procure the continued provision of) the services set out in
      Schedule 8 (the "Services") for the period set out therein upon the same basis as they were rendered immediately prior to Completion (including as to the cost to the Company of such Services), as if the Company was still part of the Vendor's Group PROVIDED that the Vendor shall not be considered in breach of its obligations hereunder to the extent that the performance of any such obligation is prevented or delayed by any matter beyond its control (other than as a result of its own negligence or wilful default).

9.4 The Vendor undertakes to use its reasonable endeavours to assist the Company in securing the grant to the Company in its own name of a licence to use the software referred to in Schedule 11 without any additional charge by the licensor (or in the event of any charge being levied to use its reasonable endeavours to ensure that any additional charges are kept to a minimum) on the same or similar terms as such software is currently used by the Company and provided that for the avoidance of doubt, the Vendor shall not be obliged to pay any such charges itself.

10.   PENSIONS

      The provisions of schedule 5 shall apply in relation to the Willis Faber Pension Scheme.

11.   ANNOUNCEMENTS

11.1 No party shall without the prior consent of the other party disclose the making of this agreement nor its terms (except those matters set out in the press release in the agreed terms) and each party shall procure that each of its Related Persons shall not make any such disclosure without the prior consent of the other party unless disclosure is:-

      (a)   to its professional advisers; or

      (b) required by law or the rules of the London Stock Exchange or other regulatory body and disclosure shall then only be made by that party:-

            (i) after it has taken all such steps as may be reasonable in the circumstances to agree the contents of such announcement with the other party before making such announcement and provided that any such announcement shall be made only after notice to the other party/parties; and

            (ii) only to the person or persons and in the manner required by law or the London Stock Exchange or as otherwise agreed between the parties

11.2 The restrictions contained in clause 11.1 shall apply without limit of time and whether or not this agreement is terminated.

12.   COSTS

12.1 Unless expressly otherwise provided in this agreement each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Shares.

12.2 The Purchaser shall bear the costs of the stamp duty and any other taxes payable in respect of the transfer of the Shares and the assets effected by this agreement.

12.3 The Purchaser hereby warrants that no finders or agents fees are payable in respect of this agreement and the transactions effected hereunder.

13.   EFFECT OF COMPLETION

13.1 The terms of this agreement (insofar as not performed at Completion and subject as specifically otherwise provided in this agreement) shall continue in force after and notwithstanding Completion.

13.2 The remedies of the Purchaser in respect of any breach of any of the Warranties shall continue to subsist notwithstanding Completion.

14.   FURTHER ASSURANCES

14.1 Following Completion the Vendor shall from time to time forthwith upon request from the Purchaser at the Vendor's expense do or procure the doing of all acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the Purchaser for the purpose of vesting in the Purchaser the full legal and beneficial title to the Shares and the Assets.

14.2 As soon as practicable following Completion, the Vendor shall procure the release of the Company from any guarantee or indemnity or other similar obligation given or incurred by the Company in respect of or in relation to any obligations of the Vendor or any member of the Vendor's Group and pending such release shall keep the Company indemnified against any liability cost claim or expense incurred or suffered by the Company after Completion in respect of any such guarantee or indemnity or other similar obligation.

15.   ENTIRE AGREEMENT

15.1 Each party on behalf of itself and as agent for each of its Related Persons acknowledges and agrees with the other party (each such party acting on behalf of itself and as agent for each of its Related Persons) that:-

      (a) this agreement together with any other documents referred to in this agreement (together the "Transaction Documents") constitute the entire and only agreement between the parties and their respective Related Persons relating to the subject matter of the Transaction Documents;

      (b) neither it nor any of its Related Persons have been induced to enter into any Transaction Document in reliance upon, nor have they been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them have been, it (acting on behalf of itself and as agent on behalf of each of its Related Persons) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto;

      PROVIDED THAT the provisions of this clause 15 shall not exclude any liability which any of the parties or, where appropriate, their Related Persons would otherwise have to any other party or, where appropriate, to any other party's Related Persons or any right which any of them may have to rescind this agreement in respect of any statements made fraudulently by any of them prior to the execution of this agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

16.   VARIATIONS

      This agreement may be varied only by a document signed by each of the Vendor and the Purchaser.

17.   WAIVER

17.1 A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

17.2 No failure or delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

17.3 No breach of any provision of this agreement shall be waived or discharged except with the express written consent of the Vendor and the Purchaser.

17.4 The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

18.   INVALIDITY

18.1 If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:-

      (a) the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

      (b) the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

shall not be affected or impaired in any way.

19.   SET-OFF

      The Purchaser shall be entitled to set off against the amounts payable to the Vendor under this agreement, the amount of any Claim which at the time the relevant payment is due is then outstanding against the Vendor. For the purposes of this clause 19, a Claim shall be treated as outstanding against the Vendor if it has been determined as payable by agreement between the Vendor and the Purchaser, by way of settlement between the Vendor and the Purchaser or as determined by a court of competent jurisdiction from which there is no appeal or from whose judgment the Vendor does not appeal within any applicable time limit.

20.   NOTICES

20.1 Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally or sent by fax or prepaid first class post (air mail if posted to or from a place outside the United Kingdom):-

In the case of the Purchaser or the Company to:-

      Address                       Lloyds Building, One Lime Street,
                                    London EC3M 7DQ
      Fax:                          0171 283 0538
      Attention:                    Company Secretary

In the case of the Vendor to:-

      Address                       Ten Trinity Square, London EC3P 3AX
      Fax:                          0171 488 8034
      Attention:                    Company Secretary

and shall be deemed to have been duly given or made as follows:-

      (a) if personally delivered, upon delivery at the address of the relevant party;

      (b) if sent by first class post, two Business Days after the date of posting;

      (c)   if sent by fax, when despatched;

      provided that if, in accordance with the above provision, any such notice, demand or other communication would otherwise be deemed to be given or made outside 9.00 a.m. - 5.00 p.m. such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

20.2 A party may notify the other party to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause
      20.1 provided that such notification shall only be effective on:-

      (a) the date specified in the notification as the date on which the change is to take place; or

      (b) if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

21.   COUNTERPARTS

      This agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by all parties.

22.   GOVERNING LAW AND JURISDICTION

22.1 This agreement (and any dispute, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with English law.

22.2 Each of the parties to this agreement irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this agreement and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

23.   ASSIGNMENT

      The Purchaser shall not be entitled to assign the benefit or burden of this Agreement in whole or in part without the prior written consent of the Vendor other than to another member of the Purchaser's Group to whom the Shares are transferred PROVIDED THAT such assignment shall be on the following terms:-

      (a) the Purchaser shall procure that such member of the Purchaser's Group agrees with the Vendor to be bound by all of the obligations of the Purchaser under this Agreement; and

      (b) such member of the Purchaser's Group shall cease to be entitled to enforce the rights assigned to it under this Agreement upon such member of the Purchaser's Group ceasing to be a member of the Purchaser's Group provided that such member of the Purchaser's Group shall be entitled to assign the benefit of the Warranties the Tax Deed and the indemnity in Clause 6 to another member of the Purchaser's Group prior to its so ceasing.

24.   GENERAL PROVISIONS

24.1 The Purchaser shall have no right to rescind or terminate this Agreement for any reason whatsoever (other than fraud) and the Purchaser's sole remedy in respect of any claims under the Warranties and the Indemnity contained in clause 6.2(a) shall be in damages subject to the limitations contained in this Agreement.

24.2 If any amount required to be paid under this Agreement is not paid on the due date, such amount shall bear interest at the rate of 3 per cent per annum over the base lending rate of Lloyd's Bank PLC from time to time calculated on a daily basis for the period from the relevant due date for payment up to and including the date of actual payment, as well after as before any judgment.

IN WITNESS whereof this agreement has been executed on behalf of the parties on the date first above written.

                                   SCHEDULE 1
                       Particulars relating to the Company

Authorised share capital:    4,000 "A" Ordinary Shares of (pound)1
                             496,000 "B" Ordinary Shares of (pound)1

Issued share                 4,000 "A" Ordinary Shares of (pound)1
capital:                     496,000 "B" Ordinary Shares of (pound)1

Directors:                   J M Sinclair
                             A Rayner
                             A M Davidson
                             J C Parkinson
                             C Hulbert-Powell
                             J N W Wooderson
                             N de Rivaz
                             A G Cooper
                             Sir Stephen Waley-Cohen

Secretary:                   A. Rayner

Auditors:                    Ernst & Young

Accounting reference date:   31 December

Registered Office:           Ten Trinity Square, London EC3P 3AX

                                   SCHEDULE 2
                         Profit Commission Determination

                                     Part 1
                          Consideration for the Shares

The consideration for the sale and purchase of the Shares shall be the aggregate of the following amounts which shall be payable in accordance with the provisions of part 2 of this Schedule 2:-

      (a)   (pound)1;
      (b) an amount equal to the 1994 and Prior Years Profit Commission to the extent only that it exceeds the sum of (pound)4,595,000
      (c)   an amount equal to the 1995 Profit Commission;
      (d)   an amount equal to the 1996 Profit Commission;
      (e)   an amount equal to 50% of the 1997 Profit Commission.

                                     Part 2
                          Payment of the Consideration

1.    The sum of (pound)1 referred to in paragraph (a) of Part 1 of this
      Schedule 2 shall be paid on Completion.

2.    In respect of the amounts payable to the Vendor referred to in paragraphs
      (c) to (e) (inclusive) of Part 1 of this Schedule 2, the Purchaser shall provide to the Vendor on 30 June in each year an estimate of the amount which is expected to be paid to the Vendor in accordance with the terms of this Agreement, which estimate shall not be binding on the Purchaser.

3. The following provisions shall apply to the payment by the Purchaser to the Vendor of each of the amounts referred to in paragraphs (b) to (d) inclusive of Part 1 of this Schedule 2 (each a "Relevant Amount"):-

      (a) individual amounts received by the Company which form part of the Relevant Amounts which in the aggregate from time to time exceed (pound)50,000 shall be paid by the Purchaser to the Vendor as follows:-

            (i) 75% of the amount received shall be paid within 15 days of the end of the month in which the aggregate amount was received and exceeded (pound)50,000; and

            (ii) 25% of the amount received shall be paid on the first anniversary of the date on which 75% of the payment was made in accordance with paragraph 3(a)(i) above.

      (b) individual amounts which in the aggregate from time to time are less than (pound)50,000 received by the Company which form part of the Relevant Amount shall be paid by the Purchaser to the Vendor as follows:-

            (i) 75% of the amount received shall be paid within 15 days of the end of the quarter in which the aggregate amount was received (the first quarter in each year to be for the three month period ending on 30th September); and

            (ii) 25% of the amount received shall be paid on the first anniversary of the date on which 75% of the payment was made in accordance with paragraph 3(b)(i) above.

4. The following provisions shall apply to the payment by the Purchaser to the Vendor of the amount referred to in paragraph (e) of part 1 of this
      Schedule 2:-

      (a)   individual amounts which in the aggregate from time to time exceed

            (pound)50,000 received by the Company in respect of such amount shall be paid within 15 days of the end of the month in which the aggregate amount was received and exceeded (pound)50,000; and

      (b) individual amounts which in the aggregate from time to time are less than (pound)50,000 received by the Company in respect of such amount shall be paid within 15 days of the end of the quarter in which the aggregate amount was received (the first quarter to be for the three month period ending on 30th September).

5. All payments made by the Purchaser to the Vendor pursuant to paragraph 3 and 4 above shall be accompanied by a written statement giving a breakdown of the payments and indicating the year to which each payment relates.

6. The Purchaser and the Company hereby undertake that they shall afford to the Vendor and its representatives and advisers upon reasonable notice during normal business hours reasonable access to (and the right to take copies of) such books and records as are necessary to enable the Vendor to verify the calculation of the profit commission received by the Company which is payable to the Vendor pursuant to the terms of this Agreement and the Purchaser and the Company further undertake to preserve all such books and records until 31 December 2012.

7. If at any time the Vendor and the Purchaser are in disagreement about the calculation of the profit commission payable to the Vendor pursuant to the terms of this Agreement, then in default of agreement by them within fourteen days of a disagreement being notified by one party to the other, the matter shall be referred to an independent accountant or firm of accountants agreed between the parties, or in default of agreement nominated on the application of either the Vendor or the Purchaser by the President for the time being of the Institute of Chartered Accountants in England and Wales who shall act as an expert and not as an arbitrator. The decision of such expert shall, in the absence of fraud or manifest error, be final and binding on the Vendor and the Purchaser. The Vendor and the Purchaser shall each pay one half of such expert's costs in respect of a reference.

8. The Purchaser and the Company hereby undertake to use their respective reasonable endeavours to collect all amounts comprised in the 1994 and Prior Years Profit Commission, the 1995 Profit Commission, the 1996 Profit Commission and the 1997 Profit Commission.

1.

                                   SCHEDULE 3
                                 The Warranties

Any Warranty expressed to be given "to the best of the Vendor's knowledge and belief" or "so far as the Vendor is aware" or otherwise qualified by reference to the knowledge of the Vendor shall not be qualified in the manner stated unless the Vendor establishes that it has made all reasonable enquiries of the executive directors of the Company and of Heather Thomas, Michael Chitty, Douglas Paul, Alasdair Forman, David Roberts and Byron Jones to establish the truth and accuracy of that Warranty.

1.    VENDOR'S CAPACITY

1.1   Authorisations

      The Vendor has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under this agreement and each document to be executed by it at or before Completion.

1.2   Proper Execution

      The Vendor's obligations under this agreement and each document to be executed at or before Completion are or when the relevant document is executed, will be enforceable in accordance with their terms.

2.    THE COMPANY, THE SHARES AND THE SUBSIDIARIES

2.1   Incorporation and Existence

      The Company is a limited company incorporated under English law and has been in continuous existence since incorporation.

2.2   The Shares

      (a)   The Vendor is the only legal and beneficial owner of the Shares.

      (b) The Company has not allotted any shares other than the Shares (details of which are set out in Schedule 1) and the Shares are fully paid or credited as fully paid.

      (c) There is no Encumbrance in relation to any of the Shares or unissued shares in the capital of the Company. No person has claimed to be entitled to an Encumbrance in relation to any of the Shares and no party (other than the Vendor pursuant to this Agreement) is under any obligation (whether actual or contingent) to sell, charge or otherwise dispose of any of the Shares or any interest therein to any person.

      (d) Other than this agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of the Company (including an option or right of pre-emption or conversion).

2.3   Subsidiaries

      (a)   The Company does not have any subsidiary undertakings.

      (b) The Company does not own any shares or stock in the capital of nor does it have any beneficial or other interest in any company or business organisation, nor does the Company control or take part in the management of any other company or business organisation.

3.    ACCOUNTING MATTERS

3.1   The Accounts

      (a) The Accounts comply with the provisions of the Companies Act 1985 as applicable and have been prepared in accordance with the requirements of all relevant statutes and with generally accepted accounting principles and practices and are true and accurate in all respects so far as they are stated to be facts and not estimates and accordingly give a true and fair view of all the assets and liabilities (whether present or future, actual or contingent) and of the state of affairs, financial position and results of the Company as at and up to the Accounts Date and, without prejudice to the generality of the foregoing, the Accounts:-

            (i) make full provision or reserve for depreciation, bad or doubtful debts and other actual liabilities;

            (ii) either make full provision or reserve for or make fair disclosure in notes of all contingent, postponed or deferred liabilities (including in relation to Tax);

            (iii) do not overvalue assets or understate liabilities; and

            (iv) have not (save as disclosed in the Accounts) been affected by any extraordinary, exceptional or non-recurring item or by any other fact or circumstance rendering the profits or losses for the relevant period unusually high or low.

      (b) The Accounts have been prepared in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom consistently applied.

      (c) The Accounts have been prepared on a basis consistent with the basis upon which all audited accounts of the Company have been prepared in respect of the three years before the Accounts Date.

3.2   Balance Sheet

      The balance sheet of the Company as at 30 June 1997 and which is set out in Schedule 7:

      (a) has been prepared in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom consistently applied;

      (b) has been prepared on a basis consistent with the basis upon which all audited accounts of the Company have been prepared in respect of the three years before the Accounts Date;

      (c) was not (save as disclosed therein) affected by any extraordinary, exceptional or non-recurring item; and

      (d) is true and accurate in providing that the net assets of the Company as at 30 June 1997, after payment of the Pre-Sale Dividend, were not less than (pound)2,450,000.

3.3   Records

      All deeds and documents (properly stamped where stamping is necessary for enforcement thereof) belonging to the Company or which ought to be in the possession of the Company are in the possession of the Company.

4.    CHANGES SINCE THE ACCOUNTS DATE

So far as the Vendor is aware since the Accounts Date:-

      (a) the Company has not declared, paid or made a dividend or other distribution (including a distribution within the meaning of the TA) except to the extent provided in the Accounts and save for the Pre-Sale Dividend;

      (b)   no resolution of the shareholders of the Company has been passed;

      (c) the Company has not repaid or redeemed share or loan capital, or made (whether or not subject to conditions) an agreement or arrangement or undertaken an obligation to do any of those things;

      (d) the Company has not (save to the extent required pursuant to this agreement) repaid any sum in the nature of borrowings in advance of any due date or made any loan or incurred any indebtedness (including in each case inter group); and

      (e) the Company has not paid nor is under an obligation to pay any service, management or similar charges or any interest or amount in the nature of interest to any member of the Vendor's Group person or incurred any liability to make such a payment or made any payment to any member of the Vendor's Group whatsoever (save as disclosed in the Company's monthly management accounts in the months January to September 1997).

5.    ASSETS

5.1   Title and Condition

      (a) There are no Encumbrances, nor has the Company agreed to create any Encumbrances, over any part of its undertaking or assets (including the assets listed in Schedule 6).

      (b) Save for the benefit of those assets, contracts and rights made by or with the Vendor's Group (which the Company will cease to enjoy from Completion) the Company is the absolute owner of the assets used in its business save for any held under hire purchase or lease agreements which are disclosed in the Disclosure Letter.

5.2   Confidential Agreements

      Other than in respect of the Company's normal duty of confidentiality to its principals no member of the Vendor's Group has entered into any confidentiality or other agreement or is subject to any duty which restricts the free use or disclosure of any information used in the business of the Company.

6.    EFFECT OF SALE

6.1 Neither the execution nor performance of this agreement or any document to be executed at or before Completion pursuant to it will, so far as the Vendor is aware:-

      (a) result in the termination of any agreement to which the Company is a party; or

      (b) result in the loss of any rights in either case which are material to the conduct of its business (other than the benefit of agreements and rights made by or with the Vendor's Group which the Company will cease to enjoy from Completion and which are disclosed in the Disclosure Letter); or

      (c) entitle a person properly to terminate, or be relieved from an obligation under, an agreement, arrangement or obligation to which the Company is a party.

7.    INSURANCE

7.1   Policies

The Disclosure Letter contains:

      (a) a list of each current insurance and indemnity policy in respect of which the Company has an interest (together the "Policies"). Each of the Policies is valid and enforceable and is not void or voidable. There are no circumstances which might make any of the Policies void or voidable or lead any claim under the Policies to be avoided by the insurers;

      (b)   details of outstanding claims by the Company under the Policies.

7.2 The Company has at all material times been and is at the date of this agreement insured against accident, damage, injury, third party loss (including product liability), loss of profits and any other risk normally insured against by a prudent person operating the types of business operated by the Company and has at all times effected such insurances as required by law.

8.    CONTRACTS WITH CONNECTED PERSONS

There is, and during the three years ending on the date of this agreement there has been, no agreement or arrangement (legally enforceable or not) to which the Company is or was a party and in which any member of the Vendor's Group, a director or former director of any member of the Vendor's Group or a person connected with any of them is or was interested in any way (other than underwriting at Lloyd's). The Company does not owe any sum to the Vendor or any of its connected persons other than in connection with the supply of services in accordance with and on the basis that such services have been rendered up to the date of Completion.

9.    INFORMATION TECHNOLOGY

9.1   Systems

      All computer systems, excluding software, used in the business of the Company are owned and operated by and are under the control of the Company and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of the Company.

9.2   Software

      The Disclosure Letter contains details of the Software used by the Company in its business.

10.   LIABILITIES - GUARANTEES AND INDEMNITIES

      The Company is not a party to and is not liable (including contingently) under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person's obligation.

      No part of the loan capital, borrowing or indebtedness in the nature of borrowing of the Company is dependent on the guarantee or indemnity of, or security provided by, another person.

11.   INSOLVENCY

      No order has been made, petition presented or resolution passed for the winding up of the Company or for the appointment of a provisional liquidator to the Company.

12.   BROKERAGE OR COMMISSIONS

      No person is entitled to receive from the Company a finder's fee, brokerage or commission in connection with this agreement or anything in it and the Company is not liable to pay to any of its directors, employees, agents and advisers any sum whatsoever in connection with the sale of the Shares.

13.   DIRECTORS AND EMPLOYEES

      The particulars annexed to the Disclosure Letter show the names, job title, date of commencement of employment, date of birth, period of continuous employment (calculated in accordance with chapter 1 of part XIV of the ERA), identity of the employing company, salary and benefits of every person employed in the business of the company and no-one so employed has been omitted.

14.   PROPERTY

14.1 The Property comprises all the freehold and leasehold land owned, used or occupied by and all the rights vested in the Company and all agreements whereby the Company has any financial entitlement relating to any land at the date hereof.

14.2  No Other Liabilities

      The Company has no actual or contingent obligations or liabilities (in any capacity including as principal contracting party or guarantor) in relation to any lease, licence or other interest in, or agreement relating to, land apart from the Property.

14.3  Accuracy of Information

      The information in the replies to enquiries and the letters (together with the enclosures thereto) set out in Documents 17 and 18 annexed to the Disclosure Letter is true and accurate and the Vendor is not aware of any fact, matter or thing which has not been disclosed to the Purchaser or the Purchaser's Solicitors which makes any such information untrue or misleading at the date of this agreement.

15.   PENSIONS

15.1 Full and accurate details of all superannuation, pension, life assurance, death benefit, sickness or accident benefit schemes or arrangements in respect of which the Company has or may have any liability to contribute or an obligation to any of its past or present officers or employees or their dependants are contained in the Disclosure Letter and save for the schemes or arrangements therein disclosed the Company has no such liabilities or obligations whether legally binding or not.

15.2 The Company is not making or has not regularly made or proposed to make and will not before Completion make any voluntary ex gratia payments to any employee or former employee or to any spouse, child or dependant of any of them.

15.3 As regards each of the retirement benefits schemes (as defined in Section 611 of the Income and Corporation Taxes Act 1988) referred to in the Disclosure Letter:

      (a) full and accurate details of the scheme have been disclosed, including (without limitation) copies of the current trust deeds and rules, booklets or announcements to members;

      (b) the identities of those of the employees of the Company who are members of the scheme are included in the Disclosure Letter and no other employees of the Company are members of the scheme;

      (c)   the scheme is an exempt approved scheme within the meaning of
            Section 592 of the Income and Corporation Taxes Act 1988 and there is no reason why such approval may be withdrawn;

      (d) if the scheme is a contracted-out scheme within the meaning of the Pension Schemes Act 1993, there is in force a contracting-out certificate covering the Company and so far as the Vendor is aware there are no circumstances which might cause such certificate to be withdrawn or cease to apply;

      (e) all insurance premiums and contributions due to be paid in respect of the scheme by the Company or the trustees of the scheme have been duly paid;

      (f) where any power under the scheme to provide additional benefits has been exercised in relation to any employee or officer of the Company, full and accurate details of those additional benefits have been disclosed;

      (g) so far as the Vendor is aware no legal proceedings, complaints to the Pensions Ombudsman or complaints under the scheme's Internal Dispute Resolution Procedure in connection with the scheme are pending or threatened and, so far as the Vendor is aware (having made due and careful enquiry), there is no fact or circumstance likely to give rise to any such proceedings or complaints.

      So far as the Vendor is aware:

      (h) the scheme has at all times been administered in accordance with the trusts powers and provisions of its governing documentation and has been administered in accordance with and complies with all applicable legislation and the general requirements of trust law;

      (i) since the date of the last actuarial valuation of the scheme no power or discretion has been exercised to augment or improve any benefit thereunder of or in respect of any employee or former employee of the Company nor any promise or announcement made to do so;

      (j) every employee or former employee of the Company who is or was entitled to membership of the scheme has been invited to join as at the date on which he became so entitled.

15.4 So far as the Vendor is aware no undertaking or assurance has been given by the Company to any of its employees or former employees as to the continuance, introduction, increase or improvement of any relevant benefit (as defined in Section 612 of the Income and Corporation Taxes Act 1988).

16.   TAXATION

16.1  Returns

      The Company has made all returns and supplied all information and given all notices to the Inland Revenue or other Taxation Authority as reasonably requested or required by law within any requisite period and all such returns and information and notices are correct and accurate in all material respects and are not the subject of any dispute and, so far as the Vendor is aware, there are no facts or circumstances likely to give rise to or be the subject of any such dispute.

16.2  Payment of Tax

      The Company has duly and punctually paid all Tax to the extent that the same ought to have been paid and is not liable nor has it within three years prior to the date hereof been liable to pay any penalty or interest in connection therewith.

16.3  Pay As You Earn

      The Company has properly operated the PAYE system deducting Tax as required by law from all payments to or treated as made to or benefits provided for employees, ex-employees or independent contractors of the Company (including any such payments within section 134 of the TA) and duly accounted to the Inland Revenue for Tax so deducted and has complied with all its reporting obligations to the Inland Revenue in connection with any such payments made or benefits provided, and no PAYE audit in respect of the Company has been made by the Inland Revenue nor has the Company been notified that any such audit will be made.

16.4  Secondary Liability

      No transaction or event has occurred in consequence of which the Company is or may be held liable for any Tax or deprived of relief or allowances otherwise available to it in consequence of any Tax or may otherwise be held liable for or to indemnify any person in respect of any Tax, where some other company or person is or may become primarily liable for the Tax in question (whether by reason of any such other company being or having been a member of the same group of companies or otherwise).

16.5  Withholding of Tax and Agency for Non-Residents

      The Company is not and has not been assessable to Tax by virtue of section 78 of the TMA or sections 42A or 43 of the TA, or section 126 of the FA 1995.

16.6  Intra-Group Transfers

      The Company has not acquired any asset other than trading stock from any other company belonging at the time of acquisition to the same group of companies as the Company within the meaning of section 170 of the TCGA and no member of any group of companies of which the Company is or has at any material time been the principal company (as defined in section 170(2)(b) of the TCGA) has so acquired any asset.

16.7  Group Relief and Consortium Relief

      The Disclosure Letter contains particulars of all arrangements relating to relief under sections 402-413 of the TA ("group relief") to which the Company is or has been a party and:-

      (a) all claims by the Company for such relief were when made and are now valid;

      (b) the Company has not made nor is liable to make any payment for group relief otherwise than in consideration for the surrender of group relief allowable to the Company by way of relief from corporation tax;

      (c) the Company has received all payments due to it under any arrangement or agreement for surrender of group relief by it for periods prior to the Accounts Date;

      (d)   no such payment exceeds or could exceed the amount permitted by section 402(6) of the TA;

      (e) there exist or existed for any period of account in respect of which a surrender has been made or purports to have been made no arrangements such as are specified in section 410(1)-(6) of the TA.

16.8  Advance Corporation Tax

      The Disclosure Letter contains particulars of all arrangements for the surrender under section 240 of the TA of any amount of advance corporation tax and in respect of receipts and surrenders disclosed:-

      (a) the Company has not paid nor is liable to pay for the benefit of any advance corporation tax which is or may become incapable of set off against the Company's liability to corporation tax;

      (b) the Company has received all payments due to it for all surrenders or purported surrenders of advance corporation tax made by it;

      (c)   no such payment exceeds or could exceed the amount permitted by section 240(8) of the TA; and

      (d) there exist or existed for any period in respect of which a claim under section 240 of the TA has been or is to be made no arrangements such as are specified in sub-section (11) of that section whereby any person could obtain control of the Company or of any subsidiary to which such surrender purports or is purported to be made

16.9  Value Added Tax

      (a) The Company is a registered taxable person for the purpose of the VATA and all regulations and orders made thereunder (the "VAT legislation") and is included as a member of a group of companies the representative member of which is Willis Faber & Dumas Limited for such purpose.

      (b) No circumstances exist whereby the Company would or might become liable for value added tax as an agent or otherwise by virtue of section 47 of the VATA.

      (c) The Company has complied in all respects with the requirements and provisions of the VAT legislation and has made and maintained and will pending completion make and maintain accurate and up to date records invoices accounts and other documents required by or necessary for the purposes of the VAT legislation and the Company and/or the representative member has at all times punctually paid and made all payments and returns required thereunder insofar as these relate to the Company.

      (d) The Company has not made any exempt supplies in consequence of which it is or will be unable to obtain credit for all input tax paid by it during any VAT quarter ending after the Accounts Date.

16.10 Stamp Duty

      All documents in the enforcement of which the Company is or may be interested have been duly stamped and since the Accounts Date the Company has not been a party to any transaction whereby the Company was or is or could become liable to stamp duty reserve tax.

17.   INFORMATION

      The information set out in Schedules 1 and 4 Part I is complete accurate and not misleading.

                                   SCHEDULE 4
                                     PART I
                                  The Property

Address: Rooms 701-723 and 708-720, forming part of Gallery 7 of the building known as Lloyd's, 1 Lime Street in the City of London

Tenure:                 Leasehold for twenty five years from 29th September 1986

Description:            Office accommodation as described above

Mortgages or Charges:   None

Leases. The premises are held under a lease made the 15th October 1987 between Lloyds (1) and Willis Faber PLC
                        (2). The Property is not subject to any sub-leases or tenancies.

Use:                    Offices

                                   SCHEDULE 4
                                     PART II

1. The Vendor shall on Completion or (if later) within five working days after the Consent referred to in clause 2.1 below has been obtained assign to the Company its leasehold interest in the Property. Such assignment is referred to below as "the Assignment".

2.1 Completion of the Assignment is conditional on the consent ("the Consent") of the Vendor's landlord ("the Landlord") being obtained to the assignment of the Lease by the Vendor to the Company.

2.2 The Vendor will as soon as practicable apply at its own expense for and use all reasonable endeavours to obtain the Consent.

2.3   The Company shall fully and promptly:

      - supply all such references accounts and information as the Landlord may reasonably require in considering whether to grant the Consent

      - comply with the Landlord's lawful and reasonable requirements in relation to the granting of the Consent including if applicable the provision of guarantees and

      - sign or execute the Consent within three working days of any engrossment of the same in agreed form being submitted to it or its solicitors

3. If the Consent has not been obtained by the date twelve months after Completion either party may (having itself fulfilled its own obligations under clause 2 above) rescind the provisions of this Schedule by serving written notice in that behalf on the other

4. If the Consent has not been obtained by Completion the Company is hereby authorised by the Vendor to take up occupation of the Property from Completion until completion of the Assignment subject to the following conditions:

      - the Company will occupy the Property only as licensee without any tenancy or lease being created or security of tenure being obtained;

      - the Company shall pay to the Vendor a licence fee at the same annual rent and on the same dates and in the same manner as the rents service charges and other costs payable under the Lease of the Property; and

      - the Company shall perform and observe the covenants and conditions contained in the lease of the Property and will not knowingly do or permit anything which would be a breach of the said lease and will indemnify the Vendor against any breach thereof

5. If the Company fails to pay any licence fee in respect of the Property before completion of the Assignment or materially breaches any of the covenants agreements and conditions contained in the said lease and/or in this Agreement and such failure or event has not been remedied within five working days from receipt by the Company of a notice from the Vendor pointing out such default then the Vendor may terminate the provisions of this Schedule and the licence contained in clause 4 above by serving written notice in that behalf on the Company and such termination shall be without prejudice to any accrued rights of action of either party up to that time

6. The licence to occupy the Property referred to in clause 4 above shall expire on the earliest of the following:

      -     completion of the Assignment

      -     the date these terms and conditions are rescinded or terminated

      - twenty working days after the Vendor notifies the Company that the Landlord has lawfully refused to grant consent to the relevant Assignment and/or requires the Company to vacate the Property

7. Upon the expiry of the licence set out in clause 4 above the Company shall vacate the Property forthwith.

8.1 It is the intention of the parties that the Purchaser and/or the Company will bear all costs relating to the Property with effect from the date hereof.

8.2 If the licence referred to in paragraph 4 above terminates without the Assignment being completed simultaneously, the Company will reimburse to the Vendor within 14 days of demand all sums and expenses properly paid or incurred by the Vendor in respect of the Property and/or pursuant to the lease of the Property, including (without prejudice to the generality of the foregoing) rent, service charge, insurance premiums, rates, the costs of repairs and decorations, the costs of power, fuel, water and other services consumed at the Property.

8.3 If the Landlord has refused consent to the lease of the Property being assigned to the Purchaser or the Company, the Vendor will (unless requested not to do so by the Company) use its reasonable endeavours to find an assignee for the Property which will include the employment by the Vendor of agents to market the Property in such situation.

8.4 The Company's obligations under this paragraph 8 will cease (though without prejudice to the rights of either party arising before or in relation to a period before such cesser) when the first of the following occurs:

-     the lease of the Property determines

      - the lease of the Property is assigned to a person, firm or company which is not a member of the Willis Corroon Group plc group of companies

8.5 The Purchaser hereby covenants with the Vendor that the Company will perform its obligations under this paragraph 8, and that the Purchaser will indemnify the Vendor against all costs, expenses, damage and liability paid or incurred by the Vendor as a result of any breach or non-observance by the Company of its obligations under this paragraph 8.

                                   SCHEDULE 5
                                    Pensions

1.    DEFINITIONS

1.1 In this Schedule the following expressions shall, unless the context otherwise requires, have the following meanings:

      "Actuary" means a person who is a Fellow of the Institute of Actuaries or a Fellow of the Faculty of Actuaries in Scotland.

      "Actuary's Letter" means the letter from the Vendor's Actuary to the Purchaser's Actuary relating to this Schedule, a copy of which is annexed as the Appendix.

      "Appendix" means an appendix to this Schedule.

      "Consenting Members" means those Member Employees who are in active pensionable service under the Vendor's Scheme immediately before the Pension Transfer Date and who join the Purchaser's Scheme on the Pension Transfer Date and who have consented to the payment of a transfer amount from the Vendor's Scheme to the Purchaser's Scheme as mentioned in Paragraph 6.1 and "Consenting Member" shall be construed accordingly.

      "Company" means Willis Faber & Dumas (Agencies) Limited.

      "contracted-out scheme", "contracting-out certificate", "contracted-out employment" have the same meanings as in the Pension Schemes Act 1993.

      "Employees" means those persons who were employees of the Company at Completion.

      "exempt approved scheme" has the meaning as in Chapter 1 of Part XIV of the Income and Corporation Taxes Act 1988 and "exempt approved" shall be construed accordingly.

      "Investment Adjustment" means the Investment Adjustment set out in the Actuary's Letter.

      "Life Cover Employees" means such of the Employees who as at Completion were covered for benefits under Rule 1.4 of the Rules of the Vendor's Scheme (for such period only as they remain employed by the Purchaser) but are not Member Employees.

      "Member Employees" means such of the Employees who were in active pensionable service under the Vendor's Scheme at Completion (for such period only as they remain in acive pensionable service).

      "Paragraph" means a paragraph of this Schedule.

      "Payment Date" means the date which is 30 days after the latest of:

      (a)   the Pension Transfer Date;

      (b) the date on which the Vendor's Actuary and the Purchaser's Actuary agree the exact amount of the Transfer Amount pursuant to Paragraph 9; and

      (c) the date on which the consent of the Inland Revenue is obtained to the payment of the Transfer Amount.

      "Pension Transfer Date" means the date falling six calendar months after Completion or such other date as is agreed in writing between the Purchaser and the Vendor.

      "Purchaser's Actuary" means such Actuary as is nominated by the Purchaser for the purpose of this Schedule.

      "Purchaser's Scheme" means the retirement benefits scheme or schemes to be established or nominated in accordance with Paragraph 5.1 and which will accept an offer of the Transfer Amount. Where the context requires, "Purchaser's Scheme" includes the trustees thereof.

      "Relevant Amount" means such amount as represents the value at Completion of the benefits under the Vendor's Scheme in respect of the Member Employees at Completion (other than lump sum benefits in respect of death in service or which are based on additional voluntary contributions) on the basis of pensionable service (including all added pensionable service credited at or accrued to Completion under the Vendor's Scheme) up to and pensionable earnings at Completion, such liabilities and amount to be calculated in accordance with the Actuary's Letter.

      The Relevant Amount will be adjusted by the addition of an amount by which the contributions (other than additional voluntary contributions) made to the Vendor's Scheme in accordance with Paragraph 4 exceeds the cost of death in service benefits and administration expenses as set out in that Paragraph. The Relevant Amount will be calculated in accordance with Paragraph 7.

      "Transfer Amount" has the meaning given thereto in Paragraph 9.

      "Transitional Period" means the period from and including Completion up to but excluding the Pension Transfer Date.

      "Vendor's Actuary" means an Actuary of Buck Consultants Limited, Ten Trinity Square, London EC3P 3AX.

      "Vendor's Scheme" means the Vendor's Scheme described in the Actuary's Letter.

      References to the Vendor's Scheme shall where the context requires include the trustee thereof.

2.    THE TRANSITIONAL PERIOD

2.1 Subject to the approval of the Inland Revenue the Vendor shall use its best endeavours to procure that the Company may continue to participate in the Vendor's Scheme as an Employer (as defined in the Trust Deed of the Vendor's Scheme) up to the Pension Transfer Date but on terms that the Vendor may in its discretion exercise any powers and give any consents on behalf of the Company where those powers or consents arise under the Pensions Act 1995.

2.2   The Vendor undertakes:

      (a) to procure that no improvement in benefits or change in the percentage rate of member's contributions or in the type of earnings on which such contributions are paid which may be made under the Vendor's Scheme during the Transitional Period will apply to the Member Employees unless the Purchaser gives its prior written consent or such action is necessary in order to comply with the law or to avoid prejudice to Inland Revenue approval or its contracted-out status;

      (b) that it will not take any action which would cause the Vendor's Scheme to terminate or to be wound up in relation to Member Employees;

      (c) that it will not exercise any power under the Vendor's Scheme in a manner which could affect the benefits of the Member Employees or the Transfer Amount or in any manner which could or might impose or increase any obligation on or liability of the Purchaser without the written consent of the Purchaser;

      (d) that it will provide such information as the Purchaser reasonably requests so that the provisions of this paragraph 2.2 are observed.

2.3 The Purchaser hereby undertakes to the Vendor (both for itself and for the trustee of the Vendor's Scheme) that during the Transitional Period it will procure that the Company will insofar as it is able without contravening the requirements of the Inland Revenue:

      (a) participate in the Vendor's Scheme in respect of the Member Employees and the Life Cover Employees and will in respect of such persons promptly pay its contributions and remit member's contributions calculated in accordance with Paragraph 4.1 to the Vendor's Scheme;

      (b) comply in all other material respects with the provisions of the Vendor's Scheme;

      (c) not exercise any powers or discretions which may be available to it as an Employer under the Vendor's Scheme without the written consent of the Vendor (which consent shall not be unreasonably withheld);

      (d) not increase the remuneration of any of the Member Employees or the Life Cover Employees which counts for benefits under the Vendor's Scheme by more than 5% or if less the yearly change in the last published Retail Prices Index;

      (e)   not promote any Member Employee to Grade 11 or above;

      (f) not do or omit to do any act or thing which would or might lead to the approval of the Vendor's Scheme as an exempt approved scheme, or as a contracted-out scheme, being prejudiced; and

      (g) promptly deliver to the Vendor and the Vendor's Actuary drafts before they are issued and copies once they are issued of all notices and announcements relating to the Vendor's Scheme supplied to the Member Employees before the Pension Transfer Date. No such documents will be issued without the prior consent of the Vendor which will not be unreasonably withheld.

3.    Contracting-out

3.1 The Purchaser shall make such elections, issue announcements and execute such documents as may be necessary to procure that the Member Employees continue to be in contracted-out employment by reference to the Vendor's Scheme throughout the Transitional Period.

3.2 The Purchaser shall give notice of intention in accordance with the Occupational Pension Schemes (Contracting-out) Regulations 1996 in good time to ensure that the Company shall be deleted from the contracting-out certificate relating to the Vendor's Scheme with effect from the Pension Transfer Date, and the Vendor will use its best endeavours to procure the deletion of the Company from the contracting-out certificate with effect from the same date.

4.    Contributions during Transitional Period

      The Purchaser shall during the Transitional Period on a monthly basis promptly pay or collect and remit (as appropriate) to or to the order of the Vendor's Scheme the following amounts in respect of each Member Employee who continues to participate in the Vendor's Scheme:

      (a)   Members Grade 10 and below pre 1.1.95 joiners

      13.5% of basic salaries, of which 3.5% represents the cost of death in service benefits and administration expenses.

      (b)   Members Grade 10 and below post 31.12.94 joiners

      13.5% of basic salaries (including members' contributions), of which 3.5% represents the cost of death in service benefits and administration expenses.

      (c)   Members Grade 11 and above

      23% of basic salaries, of which 3.5% represents the cost of death in service benefits and administration expenses.

      (d)   Life Cover Employees

      0.8% of basic salaries, the whole amount of which represents the cost of death in service benefits and administration expenses.

      (e)   Additional Voluntary Contributions

      The Purchaser will also pay to the Vendor's Scheme any additional voluntary contributions which relate to a Member.

5.    The Purchaser's Undertakings

5.1 The Purchaser undertakes with the Vendor (both for itself and for the trustee of the Vendor's Scheme) that before the Pension Transfer Date it will establish or nominate in writing a retirement benefit scheme or schemes which at both the Pension Transfer Date and the Payment Date will:

      (a)   be an exempt approved scheme or capable of being exempt approved;

      (b) apply that part of the Transfer Amount (and any Investment Adjustment) which relates to each Consenting Member wholly and exclusively for the benefit of that Consenting Member and those claiming under him;

      (c) credit any sum in respect of additional voluntary contributions transferred under Paragraph 11 as such under the terms of the Purchaser's Scheme to the appropriate Consenting Member.

5.2 The Purchaser hereby undertakes to the Vendor (both for itself and for the trustee of the Vendor's Scheme) that:

      (a) it and the trustees of the Purchaser's Scheme will use all reasonable endeavours to obtain in relation to the Purchaser's Scheme the approval of the Inland Revenue under Chapter I of Part XIV of the Income and Corporation Taxes Act 1988 (if not already obtained);

      (b) subject to payment of the Transfer Amount (adjusted by the Investment Adjustment if appropriate) in accordance with Paragraph 10 below, the Purchaser will procure that:

            (i) if the Purchaser's Scheme provides benefits which are of a final salary type, the Purchaser's Scheme will provide for and in respect of each Consenting Member benefits in respect of pensionable service credited or completed in the Vendor's Scheme before the Pension Transfer Date which are no less favourable overall than the benefits that would have been provided for and in respect of him under the Vendor's Scheme in respect of that pensionable service if he remained in active pensionable service as a member of the Vendor's Scheme up to the date on which he ceases to be an employee of the Company.

            (ii) if the Purchaser's Scheme provides money purchase benefits, the part of the Transfer Amount (and any Investment Adjustment) which relates to each Consenting Member (as calculated by the Vendor's Actuary) will be credited to his individual account;

            but so that, if the Purchaser's Scheme is not a contracted-out scheme (as defined in the Pension Schemes Act 1993) or personal pension schemes for each Consenting Member which are appropriate schemes (also as defined in the Pension Schemes Act 1993), the benefits to be provided for the Consenting Members shall be reduced so as to allow for the benefit liabilities which the Vendor's Scheme cannot transfer to the Purchaser's Scheme because it is not a contracted-out scheme or because it is contracted-out on a different basis and the Transfer Amount shall be reduced by an amount calculated by the Vendor's Actuary and agreed by the Purchaser's Actuary as being the value of those benefit liabilities calculated using the assumptions in the Actuary's Letter or, at the Vendor's option, by an amount representing the cost of securing those benefit liabilities under an insurance policy;

      (c) neither it, nor any company directly or indirectly controlled by or connected with the Purchaser, will encourage or initiate any action or provide financial assistance for the purpose of requiring the Vendor or the Vendor's Scheme to pay a larger amount than the Transfer Amount to the Purchaser's Scheme.

5.3 The Purchaser hereby states that it will keep the Purchaser's Scheme in full force and effect for a period of at least one year from the Pension Transfer Date.

6.    Notices and Information

6.1   The Purchaser will use its reasonable endeavours to procure that:

      (a) within three months after Completion all of the Member Employees will be invited to become active members of the Purchaser's Scheme with effect from the Pension Transfer Date; and

      (b) within one month after the date on which the Relevant Amount for the Member Employees has been agreed all the Member Employees who have joined the Purchaser's Scheme will be invited to consent (in a form acceptable to the Vendor, such acceptance not to be unreasonably withheld) to the transfer of an appropriate sum from the Vendor's Scheme to the Purchaser's Scheme.

6.2 Within three months after the date on which the Relevant Amount for the Member Employees has been agreed the Purchaser shall supply to the Vendor the written consents of the Consenting Members to a transfer of an appropriate sum from the Vendor's Scheme to the Purchaser's Scheme.

7.    Calculation of Relevant Amount

7.1 The Purchaser shall promptly upon request by the Vendor provide the Vendor with such information in the Purchaser's possession or control (which is not already within the control or knowledge of the Vendor) as may be reasonably required to facilitate the calculation of the Relevant Amount for the Member Employees and the Transfer Amount and to enable any necessary approvals of the Inland Revenue to a transfer of assets to the Purchaser's Scheme in respect of the Consenting Members to be obtained.

7.2 The Vendor shall procure that the Vendor's Actuary will within two months after the Pension Transfer Date calculate the Relevant Amount for the Member Employees.

8.    Purchaser's Actuary to check calculation of Relevant Amount

8.1 The Vendor shall procure that the Vendor's Actuary will supply to the Purchaser's Actuary his calculations of the Relevant Amount upon completing the calculations and promptly upon request such information (in his or the Vendor's possession or control) as the Purchaser's Actuary may reasonably require in order to agree that those calculations are mathematically correct and in accordance with the terms of this Schedule.

8.2 The Purchaser shall procure that the Purchaser's Actuary agrees the Vendor's Actuary's calculations within one month after the date on which he receives the information referred to in Paragraph 8.1.

9.    Calculation of the Transfer Amount

9.1 The Vendor and the Purchaser shall procure that the Vendor's Actuary and the Purchaser's Actuary agree the Transfer Amount within one month after the date on which the Vendor receives the written consents referred to in Paragraph 6.2.

9.2 The Transfer Amount means that part of the Relevant Amount which relates to the Consenting Members adjusted between Completion (or in respect of contributions paid during the Transitional Period the date on which such contributions were received by the Vendor's Scheme) and the Pension Transfer Date by the Investment Adjustment.

10.   The Payment of the Transfer Amount

10.1 Subject to any deduction made under Paragraph 10.3 below and provided the Purchaser has established a pension scheme or schemes which satisfy the provisions of this Schedule the Vendor shall pay or procure that the Vendor's Scheme pays to the Purchaser's Scheme on the Payment Date in cash the Transfer Amount adjusted by the Investment Adjustment from the Pension Transfer Date to the Payment Date.

10.2 The Transfer Amount and the Investment Adjustment under Paragraph 10.1 above shall be adjusted by the Investment Adjustment in respect of any period during which any part thereof remains unpaid after the Payment Date.

10.3 The Transfer Amount and the Investment Adjustment under Paragraphs 10.1 and 10.2 above shall be reduced if the Vendor's Scheme remains liable at the Payment Date to pay guaranteed minimum pensions to and in respect of the Consenting Members by an amount calculated in accordance with the Actuary's Letter.

10.4 The Vendor or the Vendor's Scheme shall be entitled on any day after the Payment Date to offer a payment or payments of amounts then outstanding, and the Purchaser will use its best endeavours to procure that such offer is accepted on account of the Transfer Amount on such basis. If any such offer cannot be accepted for any reason within the control of the Purchaser or of the trustees of the Purchaser's Scheme, the adjustment provided for in Paragraph 10.2 above shall not apply to the amount of the payment offered after the date of the offer.

11.   Consenting Members' additional voluntary contributions

      Any additional voluntary contributions made to the Vendor's Scheme by any Member Employee (and the monies, interest and benefits derived from those contributions) which are used to provide money purchase benefits (as defined in the Pensions Schemes Act 1993) shall be disregarded for the purposes of calculating the Transfer Amount. Instead, the Vendor shall procure that on the Payment Date the Vendor's Scheme shall transfer to the Purchaser's Scheme either the value in cash of the additional voluntary contributions paid to the Vendor's Scheme by the Consenting Members and investment returns thereon or the assets representing the same.

12.   Approvals

12.1 Each of the parties hereto agree that it will use all reasonable endeavours to obtain any necessary consents of the Inland Revenue or the Department of Social Security for the purposes of:

      (a) maintaining approval of the Vendor's Scheme as an exempt approved scheme;

      (b) obtaining any necessary contracting-out certificates in accordance with Paragraph 3.1;

      (c) maintaining or obtaining (as appropriate) approval of the Purchaser's Scheme as an exempt approved scheme;

      (d) the participation of the Company in the Vendor's Scheme under Paragraph 2.1; and

      (e) the transfer of cash to the Purchaser's Scheme on the date and in the manner contemplated by Paragraphs 10 and 11;

      where under this Schedule it falls to it to obtain or procure the obtaining of such approval.

                                    APPENDIX

                                Actuary's Letter

                                   SCHEDULE 6

                           Fixed Assets to be Acquired

                                   SCHEDULE 7
                                  Balance Sheet
                               as at 30 June 1997

                                   SCHEDULE 8
                                    Services

Nature of Service                                Period to be provided
-----------------                                Post Completion
                                                 ---------------------

COMPUTERS                                        6 months

-     Quiet enjoyment and the benefit of
      the Software Licences as set out
      in Schedule 11

-     Service and support of AS400
      computer in Ipswich

-     Support for LAN

-     Disaster Recovery

COMMUNICATIONS                                   6 months

-     Communication links between Vendor
      offices and Company's office

-     Telephone Switchboard

-     E-Mail

SERVICES

-     Archives                                   12 months

-     Payroll including National Insurance       3 months

                                   SCHEDULE 9
                                 Relevant Claims

(a) The current Lloyd's action group claims and/or litigation against the Company which have not yet been discontinued in respect of or in connection with the following syndicates or managing agents

1         -    Feltrim

2         -    Lambert 604 (Captain Wheeler only)

3         -    King 745

4         -    MacKinnon Hayter 134/184

5         -    Merrett 418

6         -    Wellington 448/406 (A J South only)

7         -    Cuthbert Heath 404

(b) Any complaint, claim, arbitration or litigation against the Company by the following individual Names

1         -    B P Dewe-Matthews

2         -    Howard V More

3         -    G T Lewis

4         -    Sir Gerrard & Lady Peat

5         -    Richard Harwood

6         -    Executors of J R Bergne-Coupland dec'd

7         -    A J South re Merrett 799

8         -    A A Gillham

(c)   Other Open Claims

1         -    The errors and  omissions  notification  in respect of
GTE/Wellington

2         -    The Wellington defence costs recovery action

3         -    Claims brought by US names who did not accept the Lloyds
               Reconstruction and Renewal offer including without limitation the Proskauer case and any claims brought by any Californian Names.

(d) Other Relevant Claims (whether current or arising at any time in the future)

             1   -    any claim arising from the Company's inability to recover
                      from Names the amount of basic rate tax paid on their behalf to the Inland Revenue in respect of profits and surpluses for syndicate years of account reported as at 31
                      December 1995 despite using reasonable endeavours so to recover

             2   -    any claim by a Name or by the Inland Revenue in respect of the Company's failure to pay during the calendar year 1991
                      Names' tax liabilities, including any penalty or interest levied by the Inland Revenue in respect of late payment

             3   -    any claim arising from discrepancies between manual and
                      computerised ledgers which were created between 1989 and 1995 as a result of maintaining both a manual and a computerised ledger for Collection and Distribution
                      Account

             4   -    any expenses payable to third parties in the period up to
                      31st December 1996 in respect of the Lloyd's
                      Reconstruction and Renewal exercise which (i) have not been accounted for at Completion and (ii) the Company is obliged to pay to such third party and (iii) the Company cannot recover from its Name(s) despite using reasonable endeavours so to do

             5   -    any claim made by any Name or Names action group on or in
                      respect of any syndicate or syndicate year (including without limitation any syndicate where a syndicate year has been left open for 36 months or more) up to and including the 1996 year of account.

             6   -    any claim made by any Name or Names action group who did
                      not accept the Lloyds Reconstruction and Renewal offer.

             7   -    any requirement or demand of the Company to pay any
                      contribution in respect of the Members Agents Compensation
                      Scheme where such requirement relates to pre-Completion events, acts or omissions.

             8   -    any requirement of or claim against the Company to repay
                      any profit commission received in respect of any underwriting year, or part of any underwriting year prior to Completion.

             9   -    any claim by a current or former employee of the Company
                      arising from his or her employment and/or contract of employment or its termination where the matters complained of relate to a period pre-Completion

             10  -    any claim by a current or former employee of the Company
                      in respect of any personal injury where the matters complained of relate to any period of employment pre-Completion, but only insofar as the injury was found or agreed to have been occasioned during such period

                                   SCHEDULE 10
                                   Article 36

                                   SCHEDULE 11
                                Software Licences

Signed by                           )
for and on behalf of WILLIS         )
CORROON GROUP PLC                   )
in the presence of:-                )



Signed by                           )
for and on behalf of ACEGIANT       )
LIMITED in the presence of :-       )



Signed by                           )
for and on behalf of WILLIS FABER   )
& DUMAS (AGENCIES) LIMITED          )
in the presence of:-                )



Signed by                           )
for and on behalf of WILLIS CORROON )
GROUP SERVICES LIMITED in the       )
presence of:-                       )


                                     - 70 -